Exhibit 99.1

Spartan Motors Provides Update on Reach Launch

Charlotte, Mich., June 25, 2012 – Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) today updated the product launch status of its revolutionary Reach delivery vehicle.   Demand with major fleets continues to be positive, as one of the world’s largest parcel delivery companies announced an order for 150 new vehicles.  The move of Reach manufacturing to the Charlotte, Michigan, campus is underway and on track to be completed in the third quarter of this year.

Spartan’s Utilimaster subsidiary is currently addressing fit-and-finish quality and appearance issues on approximately 170 vehicles.  The Company expects to ship the majority of these vehicles to customers or dealers during July and August. For the second quarter of 2012, Spartan does not expect to ship Reach vehicles to customers as the Company addresses the fit-and-finish issues. Spartan expects full-year 2012 shipments of 500 to 1,000 Reach vehicles.

Spartan Receives Order for 150 More Reach Vans from Major Fleet Customer

Spartan announced its Utilimaster subsidiary has received a new order for an additional 150 Reach vehicles from one of the world’s largest delivery service companies.  Our customer evaluated the performance of the Reach for a year under a variety of climatic and operating conditions. The Reach offers several advantages over a traditional walk-in van, including greater maneuverability, improved ingress and egress, nearly 1,000 lbs. lower weight and significantly lower fuel consumption through the use of advanced, lightweight composites/recycled materials, all combined with great looks.  These units will be delivered during the second half of 2012.

Spartan’s Chief Executive Officer, John E. Sztykiel, stated, “The attractive value proposition offered by the Reach is highlighted by this order. This represents an important milestone as we work to realize the long-term opportunities for Reach.  As we have demonstrated with the Reach, it is possible to achieve improved vehicle performance while meeting a number of green/sustainability goals.”

New Reach Production Location and Leadership

Spartan is currently transferring production of the Reach from Utilimaster’s Wakarusa, Indiana facility to Spartan’s Charlotte, Michigan campus, as previously announced.  This process began during June as production ended at the Wakarusa facility.  Spartan is currently setting up a dedicated production facility at the Charlotte campus.  “The move to Charlotte has always been a part of the Reach business plan, as any product involving Isuzu will be centered in Charlotte.  Our N-Series chassis alliance with Isuzu in Charlotte has produced up to 21 chassis per day with 49 people, which is a great metric.  We expect to realize that same success with the Reach,” said Sztykiel.

Spartan has also selected Frank Faga, an automotive executive with extensive experience in new product launches and production, as program manager.  Mr. Faga has previously served in senior product development and production roles for automakers including Fisker, Chrysler and Daimler-Benz. He will lead a team assigned to implement these changes and bring the Reach to full production status at the Charlotte facility.

Production Ramp Up Slows in 2012

Mr. Sztykiel commented on the Reach ramp-up, stating, “The launch of the Reach has been a more difficult and time-consuming process than we would have preferred.  Encountering a few delays and cost issues requiring resolution is not surprising since the Reach is an all-new, transformational delivery vehicle utilizing advanced composite materials and new manufacturing processes.  As is often the case with game-changing new products, we have encountered some challenges to overcome as we bring the Reach into the marketplace and believe it is appropriate to slow the production ramp-up.  But all problems have identifiable solutions.  Those solutions are being put into effect now and the customer’s delivery requirements will be met.  We are focused on ensuring we have a great-looking, performance-oriented product to drive growth in sales in 2013 and beyond.”

2012 Financial Expectations Unchanged

Despite Reach challenges, the Company reaffirmed its previously disclosed expectations for 2012 financial performance.  Management has previously stated it expects full-year 2012 revenue growth in mid-single digits over 2011 levels, with a gross margin in the 15 – 15.5% range and operating expenses of 12 – 12.5% of revenue.  Both the gross margin and operating expense expectations are from continuing operations, excluding restructuring or expenses from Utilimaster’s relocation to Bristol, Indiana.  For the year, Spartan expects to deliver approximately 500 – 1,000 Reach vehicles.  For 2013, the Company expects production of the Reach to be approximately double the number of 2012 shipments.

Management expects to provide further details on the production ramp of the Reach in its Second Quarter 2012 earnings release and conference call, scheduled to be held in early August.

About Spartan Motors
Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle, emergency response, government services, defense, and delivery and service markets. The company's brand names – Spartan™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The company employs approximately 1,600 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $426 million in 2011 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

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This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial strength, future plans, objectives, and the performance of our products. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations.  These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood.  Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business.   Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website.  All forward-looking statements in this release are qualified by this paragraph.  Investors should not place undue reliance on forward-looking statements as a prediction of actual results.  We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Media: Russell Chick, Director of Marketing Spartan Motors, Inc. (517) 543-6400	Analysts: Greg Salchow, Director IR & Treasury Spartan Motors, Inc. (517) 543-6400